Exhibit 23.3
CONSENT OF PLANTE & MORAN, PLLC
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
LNB Bancorp, Inc.
We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement of LNB Bancorp, Inc. (“LNB”) on Form S-4 (the “Amended Registration Statement”) of the consolidated financial statements of LNB and its subsidiaries as of December 31, 2006 and for the year ended December 31, 2006, and management’s report on the effectiveness of internal control over financial reporting incorporated in this document by reference from LNB’s Annual Report on Form 10-K for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Amended Registration Statement.

/s/ Plante & Moran, PLLC
Auburn Hills, Michigan
April 17, 2007